Exhibit 10.1

GSI Group, Inc.

125 Middlesex Turnpike

Bedford, MA 01730

September 4, 2012

Mr. David Clarke

c/o GSI Group, Inc.

125 Middlesex Turnpike

Bedford, MA 01730

Re: Termination of Employment

Dear David:

This letter agreement (the “Letter Agreement”) sets forth the understanding between you and GSI Group, Inc., a company organized under the laws of the Province of New Brunswick, Canada (together with its subsidiaries and affiliates, the “Company”), regarding your termination of employment with the Company and is entered into on the date set forth on the signature page hereto.

1. Your last day of active employment with the Company shall be September 28, 2012 (or such other date as mutually agreed by the parties hereto) (the “Termination Date”). At the Company’s request, effective as of the Termination Date, you hereby agree to resign as an officer and/or director of the Company and any of the Company’s subsidiaries, affiliates, joint ventures and other related entities (including, without limitation, the Company’s Synrad, Inc., Continuum Electro-Optics, Inc., Quantronix Corp., JK Laser, Control Laser Corp. and Baublys Control Laser businesses). On the Termination Date, the Company shall pay you (a) all earned but unpaid base salary up to and through the Termination Date, and (b) all accrued but unused vacation up to and through the Termination Date. The Company also will reimburse you for all appropriately documented business expenses incurred prior to the Termination Date in accordance with the Company’s policy; provided that you submit all necessary or appropriate documentation of any such expenses within ten (10) days of the Termination Date.

2. Subject to your execution and non-revocation of the Release of Claims Agreement attached hereto as Exhibit A (the “Release”) at such time as is described in this Section 2, you shall be entitled to:

(a) Continued payment of your base salary, at the rate in effect immediately prior to the Termination Date, during the period beginning on the Termination Date and ending on the first anniversary of the Termination Date (such payment, the “Severance Payment” and such period, the “Severance Period”), payable in equal installments during the Severance Period in accordance with the Company’s customary payroll practices;

(b) A cash payment in an aggregate amount equal to $130,000, payable in two equal installments at the same times as you would have been entitled to receive such installments as a bonus in respect of the second half of 2012 and first half of 2013 pursuant to the terms of the Senior Management Incentive Plan (or comparable plan for 2013) (which are expected to be in March 2013 and August 2013), but in no event prior to January 1, 2013 or later than December 31, 2013; and

(c) If you elect to continue medical coverage under the Company’s group health plan in accordance with COBRA, continued participation in the Company’s group health plan in which you were participating as of the Termination Date, with the then-current Company premium subsidy applicable to employees, during period beginning on the Termination Date and ending on the earlier of (i) the last day of the Severance Period, and (ii) the date on which you first become eligible for medical coverage from a new employer or service recipient. The COBRA health continuation period under Section 4980B of the Internal Revenue Code of 1986, as amended, shall run concurrently with the period of continued medical coverage following the Termination Date set forth in this Section 2(c).

Notwithstanding anything to the contrary in this Letter Agreement or the Release, (x) you shall not be entitled to any payments or benefits under this Section 2 unless and until you execute the Release on or prior to the 21st day following the date you receive the Release (the “Release Expiration Date”) and do not revoke your execution of the Release thereafter (and the applicable revocation period has expired) and (y) to the extent any payments or benefits due under the Letter Agreement are not paid or provided when due as result of the immediately preceding subsection (x), such payments and benefits shall be paid or provided in a lump sum on the first payroll date to occur on or after the thirtieth (30th) day following the Termination Date.

3. In addition to the post-termination benefits described in Section 2, and notwithstanding anything to the contrary in those certain Restricted Stock Unit Grant Notices and Restricted Stock Unit Award Agreements between you and the Company, dated March 31, 2011 and March 8, 2012 (collectively, the “RSU Agreements”), (a) as of the Termination Date, 10,000 unvested restricted stock units granted under the RSU Agreements (the “Unvested RSUs”) shall remain outstanding and unvested, (b) subject to your execution of the Release on or prior to the Release Expiration Date and the lapse of any revocation period related thereto, the Unvested RSUs shall become vested on the thirtieth (30th) day following the Termination Date, and (c) to the extent you do not execute the Release on or prior to the Release Expiration Date or timely revoke the execution of such Release thereafter, the Unvested RSUs shall be automatically forfeited by you on the thirtieth (30th) day following the Termination Date without payment of any consideration by the Company, and you (or your beneficiary or personal representative, as the case may be) shall have no further rights with respect to the Unvested RSUs. For the avoidance of doubt, all unvested restricted stock units granted under the RSU Agreements other than the Unvested RSUs shall be automatically forfeited, terminated and canceled as of the Termination Date pursuant to terms of the RSU Agreements.

4. You agree not to disparage the Company, any of its products or practices, or any of its directors, officers, agents, representatives or affiliates, either orally or in writing, at any time; provided that you may confer in confidence with your legal representatives and make truthful statements as required by law. The Company agrees that, upon the termination of your

2

employment, it shall advise its current directors and officers not to disparage you, either orally or in writing, at any time; provided that such persons may confer in confidence with the Company’s and their legal representatives and make truthful statements as required by law. In addition, you acknowledge and agree that you currently are and, on and after Termination Date, shall remain, subject to all restrictive covenants set forth in the RSU Agreements.

5. Notwithstanding anything to the contrary in this Letter Agreement, in the event that you violate any of the restrictive covenants set forth or described in Section 4 (including, without limitation, those set forth in the RSU Agreements), (a) the Company shall no longer be required to provide any payments or benefits under this Letter Agreement and (b) you shall pay the Company an amount equal to the sum of (i) all payments and benefits provided in this Letter Agreement prior to such violation (including, without limitation, the applicable portion of the Severance Payment) and (ii) the greater of (A) the fair market value of a number of shares of common stock of the Company equal to the number of Unvested RSUs on the Termination Date or (B) the fair market value of a number of shares of common stock of the Company equal to the number of Unvested RSUs on the date on which you first violate such restrictive covenants.

6. You agree to sign and be bound by the Release, which shall be considered an integral part of this Letter Agreement.

7. In order to effectuate the foregoing, you agree to execute any additional documents as may be reasonably requested from time to time by the Company. Except as set forth in this Letter Agreement and the Release, the RSU Agreements will remain in full force and effect.

8. Because your employment with the Company was terminated involuntarily for other than gross misconduct, the Company acknowledges and agrees that it will not contest your eligibility for unemployment compensation.

* * * * * *

3

Please indicate your acceptance of the terms and provisions of this Letter Agreement and the Release by signing both copies of this Letter Agreement and the Release and returning one copy of each to me. The other copy of each is for your files. By signing below, you acknowledge and agree that you have carefully read this Letter Agreement and the Release in their entirety; fully understand and agree to their terms and provisions; and intend and agree that the Letter Agreement and Release are final and legally binding on you and the Company. This Letter Agreement shall be governed, construed, interpreted and enforced in accordance with the substantive laws of the Commonwealth of Massachusetts, without giving effect to any principles of conflicts of law, whether of the Commonwealth of Massachusetts or any other jurisdiction, and where applicable, the laws of the United States, that would result in the application of the laws of any other jurisdiction. This Letter Agreement may be executed in several counterparts.

Very truly yours,

/s/ John Roush
John Roush
Chief Executive Officer

Agreed, Acknowledged and Accepted as of the first date set forth above:

/s/ David Clarke
David Clarke

Letter Agreement for David Clarke

EXHIBIT A

RELEASE OF CLAIMS

1. General Release.

(a) I acknowledge that my employment with GSI Group, Inc. (the “Company”) and all subsidiaries and affiliates thereof terminated on the Termination Date (as defined in the Letter Agreement (as defined below)). I further acknowledge that the Company delivered this release of claims (the “Release”) to me on [            ], 2012.

(b) In exchange for the payments and benefits described in that certain Letter Agreement by and between the Company and me, dated as of September 4, 2012 (the “Letter Agreement”), which I agree I am not otherwise entitled to receive absent execution and non-revocation of the Release, I and my representatives, agents, estate, heirs, successors and assigns (“Releasors”) voluntarily agree to release and discharge the Company and its parents, affiliates, subsidiaries, predecessors, successors, assigns, plan sponsors and plan fiduciaries (and the current and former trustees, officers, directors, employees, and agents of each of the foregoing, all both individually, in their capacity acting on the Company’s behalf and in their official capacities) (collectively “Releasees”) generally from all claims, demands, actions, suits, damages, debts, judgments and liabilities of every name and nature, whether existing or contingent, known or unknown, suspected or unsuspected, in law or in equity in connection with my employment by or termination of employment with the Company, or any of my dealings, transactions or events involving the Releasees, arising on or before the date I execute this Release. This Release is intended by me to be all encompassing and to act as a full and total release of any claims that the Releasors may have or have had against the Releasees from the beginning of time to the date I execute this Release, including but not limited to, all claims in contract (whether written or oral, express or implied), tort, equity and common law; any claims for wrongful discharge, breach of contract, or breach of the obligation of good faith and fair dealing; and/or any claims under any local, state or federal constitution, statute, law, ordinance, bylaw, or regulation dealing with either employment, employment discrimination, retaliation, mass layoffs, plant closings, and/or employment benefits and/or those laws, statutes or regulations concerning discrimination on the basis of race, color, creed, religion, age, sex, sexual harassment, sexual orientation, national origin, ancestry, handicap or disability, veteran status or any military service or application for military service or any other category protected by law (including, without limitation, all claims under the Age Discrimination in Employment Act (the “ADEA”), 29 U.S.C. §621 et seq., Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq., the Americans With Disabilities Act of 1990, 42 U.S.C. § 12101 et seq., the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq., the Worker Adjustment and Retraining Notification Act, 29 U.S.C. § 2101 et seq., the Massachusetts Fair Employment Practices Act, M.G.L. c.151B, § 1 et seq., the Massachusetts Civil Rights Act, M.G.L. c.12, §§ 11H and 11I, the Massachusetts Equal Rights Act, M.G.L. c.93, § 102 and M.G.L. c.214, § 1C, the Massachusetts Labor and Industries Act, M.G.L. c.149, § 1 et seq., and the Massachusetts Privacy Act, M.G.L. c.214, § 1B, all as amended); and any federal, state or local law or regulation concerning securities, stock or stock options. This Release is for any relief, no matter how denominated, including but not limited to wages, back pay, front pay, benefits, compensatory damages, liquidated damages, punitive damages or attorney’s fees. I also agree not to commence or cooperate in the prosecution or investigation of any lawsuit, administrative action or other claim or complaint against the Releasees, except as required by law.

(c) By this Release, I not only release and discharge the Releasees from any and all claims as stated above that the Releasors could make on my own behalf or on the behalf of others, but also those claims that might be made by any other person or organization on my behalf and I specifically waive any right to recover any damage awards as a member of any class in a case in which any claims against the Releasees are made involving any matters arising out of my employment by or termination of employment with the Company, or any of my dealings, transactions or events involving the Releasees.

(d) I agree that, except for any payments or benefits set forth in the Letter Agreement and the RSU Agreements (as defined in the Letter Agreement) that have not yet been paid, as applicable, the payments and benefits the Company previously provided to me are complete payment, settlement, accord and satisfaction with respect to all obligations and liabilities of the Releasees to the Releasors, and with respect to all claims, causes of action and damages that could be asserted by the Releasors against the Releasees regarding my employment or termination of employment with the Company, or any of my dealings, transactions or events involving the Releasees, including, without limitation, all claims for wages, salary, commissions, draws, car allowances, incentive pay, bonuses, business expenses, vacation, stock, stock options, severance pay, attorneys’ fees, compensatory damages, exemplary damages, or other compensation, benefits, costs or sums. Notwithstanding anything in this Release to the contrary, this Release shall not affect and I do not waive rights to indemnification I may have under (i) applicable law, (ii) any charter document or bylaws, (iii) any agreement between me and the Company or any other Releasee, (iv) as an insured under any directors’ and officers’ liability insurance policy now or previously in force, which shall remain in effect in accordance with the terms and provisions thereof.

(e) I understand and agree that this Release will be binding on me and my heirs, administrators and assigns. I acknowledge that I have not assigned any claims or filed or initiated any legal proceedings against any of the Releasees.

(f) I acknowledge and agree that if any provision of this Release is found, held or deemed by a court of competent jurisdiction to be void, unlawful or unenforceable under any applicable statute or controlling law, the remainder of this Release shall continue in full force and effect.

(g) I acknowledge and agree that I have been advised to consult with or seek advice from an attorney of my choice or any other person of my choosing before executing this Release.

(h) I acknowledge and agree that, in entering into this Release, I am not relying on any representation, promise or inducement made by the Company or its attorneys with the exception of those promises described in this Release.

(i) This Release is deemed made and entered into in the Commonwealth of Massachusetts, and in all respects shall be interpreted, enforced and governed under the internal laws of the Commonwealth of Massachusetts, to the extent not preempted by federal law.

2

(j) Notwithstanding the comprehensive release of claims set forth in the preceding paragraphs of this Section 1, nothing in this Release shall bar or prohibit me from contacting, seeking assistance from or participating in any proceeding before any federal or state administrative agency to the extent permitted by applicable federal, state and/or local law. However, I nevertheless will be prohibited to the fullest extent authorized by law from obtaining monetary damages in any agency proceeding in which I do so participate.

2. Waiver of Rights and Claims Under the Age Discrimination in Employment Act of 1967. I acknowledge and agree that I have been informed that I have or may have specific rights and/or claims under the ADEA and I agree that:

(a) In consideration for the payments and benefits described in the Letter Agreement, which I am not otherwise entitled to receive absent execution and non-revocation of the Release, I specifically and voluntarily waive such rights and/or claims under the ADEA that I have or might have against the Releasees to the extent such rights and/or claims arose prior to the date I execute this Release;

(b) I understand that I am not waiving rights or claims under the ADEA which may arise after the date that I execute this Release;

(c) I have been advised that I have twenty-one (21) days (such period, the “Consideration Period”) to review this Release and consider its terms before signing it, and I acknowledge and agree that such Consideration Period will not be affected or extended by any changes, whether material or immaterial, that might be made to this Release; and

(d) I may revoke this Release for a period of seven (7) days after I sign it and all rights and obligations of both parties under this Release shall not become effective or enforceable until the date upon which the seven (7) day revocation period has expired. For such a revocation to be effective, the Company must receive it on or before the expiration of the seven (7) day revocation period.

* * * * *

3

I acknowledge and agree that this Release is a legally binding document and my signature will commit me to its terms. I acknowledge and agree that I have carefully read and fully understand all of the provisions of this Release and that I voluntarily enter into this Release by signing below. Upon execution, I agree to deliver a signed copy of this Release to the Chief Executive Officer of the Company.

David Clarke

Date: